Exhibit 99.1

UTSTARCOM ANNOUNCES FINAL SETTLEMENT WITH SEC

ALAMEDA, Calif., May 1, 2008 – UTStarcom, Inc. (Nasdaq: UTSI), today announced a final settlement with the Securities and Exchange Commission (the “SEC”) regarding the previously-disclosed SEC investigation of the Company’s financial disclosures during prior reporting periods, historic option grant awards practices, certain historical sales contracts in China and other matters.

Without admitting or denying the allegations in the SEC’s complaint, the Company has agreed to settle the charges by consenting to a permanent injunction against any future violations of the reporting, books-and-records and internal control provisions of the federal securities laws.  No monetary penalties were assessed against the Company in conjunction with today’s announced settlement.  This settlement with the SEC does not include the investigation of possible violations of the Foreign Corrupt Practices Act which is ongoing with the Department of Justice.

Hong Lu, the Company’s current Chief Executive Officer and a director of the Company, also agreed to settle with the SEC without admitting or denying the allegations in the SEC’s complaint, by paying a civil penalty of $100,000 and consenting to a permanent injunction on similar terms as the Company.  Mr. Lu’s settlement is subject to a final judgment by a United States District Court.

“We are pleased to conclude this investigation with the SEC as we have spent significant time and energy to resolve these historical matters,” stated Fran Barton, chief financial officer of UTStarcom.  “With these matters behind us we can now redirect our efforts towards realizing UTStarcom’s technological advantages and growth opportunities.”

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and development operations in the United States, Canada, China, Korea and India. For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

For More Information:
Barry Hutton

Senior Director, Investor Relations
UTStarcom, Inc.
(510) 769-2807

barry.hutton@utstar.com